P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 25, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. INCREASES
QUARTERLY DIVIDEND 17% to $0.14 PER SHARE
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a quarterly cash dividend of $0.14 per common share, representing a 17% increase from last quarter’s dividend.
“The Board's decision to increase the dividend reflects our confidence in Peoples' long-term earnings outlook and our commitment to enhancing shareholder value,” said Chuck Sulerzyski, Peoples' President and CEO. “We remain committed to generating shareholder returns superior to our peers through consistently strong earnings with appropriate dividend payouts."
The dividend is payable on May 20, 2013, to common shareholders of record on May 6, 2013. Based on 10.8 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.5 million, or 30.1% of Peoples’ reported first quarter 2013 earnings. This quarterly dividend also produces an annualized yield of 2.72% based on the closing stock price of Peoples’ common shares of $20.59 on April 24, 2013.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 48 locations and 44 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries – Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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